Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Payoneer Global Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	(1)	Other	17,435,215	$4.4850	$78,196,939.28	0.0001381	$10,799.00

Total Offering Amounts:						$78,196,939.28		$10,799.00
Total Fee Offsets:								0.00
Net Fee Due:								$10,799.00

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Offering Note(s)

(1)	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Registrant’s 2021 Omnibus Incentive Plan (the “Equity Plan”) and the Payoneer 2021 Employee Stock Purchase Plan (the “ESPP, and together with the Equity Plan, the “Plans”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

(b) Represents 13,948,172 shares of the Registrant’s common stock added to the Equity Plan and 3,487,043 shares of the Registrant’s common stock added to the ESPP, effective as of January 1, 2026, pursuant to the evergreen increase provisions of each of the Plans, respectively.

(c) Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as quoted on the Nasdaq Global Select Market on March 12, 2026.